Exhibit 99.1

FOR IMMEDIATE
RELEASE

Contact:	David Lilly/ Joseph Kuo	Mark Ricca
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(212) 360-8820

CARVER BANCORP, INC. ANNOUNCES INVESTMENT BY
THE U.S. TREASURY

New York, New York, January 20, 2009 –Carver Bancorp, Inc. (“Carver”)(NASDAQ: CARV), the holding company for Carver Federal Savings Bank (the “Bank”), today announced that it has completed the sale of $18.98 million in preferred stock to the United States Department of the Treasury (the “U.S. Treasury”) in connection with Carver’s participation in the Capital Purchase Program (the “CPP”) of the Emergency Economic Stabilization Act of 2008. The CPP, part of the Treasury's Troubled Asset Relief Program (“TARP”), is designed to expand capital for financial firms, and Carver made its application in order to expand credit availability to qualified consumers and businesses during this challenging economic period.  Importantly, Carver is exempt from the CPP’s requirement to issue a warrant to the U.S. Treasury to purchase shares of common stock, as the Bank is a certified Community Development Financial Institution (“CDFI”), conducting most of its depository and lending activities in disadvantaged communities. Therefore the investment will not dilute current stockholders.

“The Treasury Department’s investment recognizes Carver’s established record as a strong source of capital to our community and is designed to allow us to expand those activities by significantly enhancing Carver's already well-capitalized balance sheet,” said Deborah C. Wright, Chairman and CEO of Carver Bancorp, Inc. “The additional capital increases our capacity to provide credit to businesses, consumers and owners of real estate in our markets and to further assist struggling borrowers, as needed. It also provides additional capital to pursue growth opportunities and to address the potential impact of the unprecedented challenges facing our economy and industry. The need for capital investment in our nation’s inner city communities is acute and Carver will continue to utilize its new capital consistent with our history as a community banker to New York City’s urban communities.”

Carver has issued 18,980 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, with a liquidation preference of $1,000 per share. The preferred stock investment represents $18.98 million dollars, or approximately 3 percent of Carver's risk weighted assets as of September 30, 2008. At September 30, 2008, the Bank’s capital ratios exceeded minimum regulatory capital requirements, with a leverage capital ratio of 8.13%; Tier 1 risk-based capital ratio of 10.08; and total risk-based capital ratio of 10.88%.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

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